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Exhibit 99.1


                     MULTIMEDIA CONFIDENT ABOUT COMPLIANCE

          Tulsa, Okla. -- Multimedia Games, Inc. (NASD: MGAM) today announced that it has been informed by the United States Attorney's Office in Tulsa, Oklahoma, that they are conducting an investigation of whether, in their opinion, the company's MegaMania game is Class II or Class III, as defined by the Indian Gaming Regulatory Act of 1988. Class III games cannot be legally played in a state unless a gaming tribe has negotiated a compact with the state in which the games are to be played. Class II games require no such compact in order to be played in a state, but only require that bingo can be played legally by any person or organization within the state. MegaMania represents approximately 25 percent of the gross revenues of MGAM for its fiscal year ended September 30, 1996.

          Gordon Graves, CEO of MGAM said, "We have relied on a determination by the National Indian Gaming Commission ("NIGC") that the company's MegaMania game is a Class II game. The NIGC is the agency charged by Congress to regulate gaming on Indian lands. On July 10, 1996, the NIGC sent a letter to MGAM confirming the NIGC's determination that MegaMania is a Class II game. MGAM and the 15 tribes operating the MegaMania game have acted in reliance on that determination by the Federal agency congressionally given regulatory oversight of MGAM's activities.

          Over the past two years, MGAM has, as a part of its practice to be proactive in its regulatory compliance, been in regular contact with the NIGC, various U.S. Attorney's office, the attorney general from numerous states, and with various local authorities in an effort to assure that its games are conducted in compliance with all applicable laws. MGAM believes the determinations reached by the NIGC were done with a complete understanding of the law and should be seen as conclusive. Nevertheless, it is possible that other agencies of the Federal government, such as the U.S. Attorney, which either have or claim to have jurisdiction, may have different opinions. If challenged by other agencies, MGAM believes that it and the sovereign nations which participate in the MegaMania games will be successful on the merits.

          A conference call will be held for any interested party on Monday, October 21, 1996, at 4:00 p.m. Eastern Standard Time to discuss this matter and other matters that might be of interest to the participants. Parties interested in participating in the conference should contact Mike Howard at 918/494-0576.

          Multimedia Games, Inc., through its wholly owned subsidiary, MegaBingo, Inc. Has exclusive contracts with over 50 Indian nations to provide linked games that are integrated among multiple halls. Multimedia Games, Inc. Is the nation's leading provider of linked high-stakes bingo games, electronic based bingo games and data processing services and products to the Indian gaming industry.